Exhibit 10.28
ONE VIPER WAY
SECOND AMENDMENT TO INDUSTRIAL/COMMERCIAL LEASE AGREEMENT
SINGLE TENANT — NET
     This Second Amendment to Industrial/Commercial Lease Agreement Multi Tenant — Net (“Second Amendment”) is entered into and made effective this 31st day of March, 2006, between GREENE PROPERTIES, INC., a California corporation (“Landlord”) and DIRECTED ELECTRONICS, INC., a California corporation (“Tenant”) with reference to the following facts:
RECITALS
     A. Landlord and Tenant entered into that certain Industrial/Commercial Lease Agreement Multi Tenant — Net dated July 14, 2003, and that certain First Amendment to Industrial/Commercial Lease Agreement Multi Tenant — Net dated September 8, 2004 (collectively, the “Lease”). The Lease will expire on December 31, 2013.
     B. Landlord and Tenant desire to further amend the Lease as set forth hereinbelow.
     C. All capitalized terms used in this Second Amendment unless specifically defined herein shall have the same meaning as the capitalized terms used in the Lease.
     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are expressly acknowledged, Landlord and Tenant agree as follows:
AGREEMENT
     1. Title. The title to the Lease is hereby amended to be:
         INDUSTRIAL/COMMERCIAL LEASE AGREEMENT
         SINGLE TENENT-NET
         (One Viper Way)
     2. Term. The Term of the Lease is hereby extended until December 31, 2016. Tenant shall have one (1) Extension Option in accordance with the Addendum to Lease provided, however, that Tenant may not deliver the Exercise Notice before December 31, 2015.
     3. Premises. Following Landlord and Tenant’s mutual execution of this Second Amendment Landlord, at its sole cost and expense including design fees, permit fees, material costs and construction costs, shall cause the Building to be expanded in accordance with the “Expansion Plans & Tenant Improvements” prepared by Howard Anderson & Associates dated March 13, 2006, consisting of sheet nos. 1-44, which plans Landlord and Tenant have heretofore approved (the “Second Expansion Area”). The Second Expansion Area is generally depicted on Exhibit “B” attached hereto and labeled Expansion Areas 1, 2, 3 & 4.

     4. Base Rent. On the date Landlord substantially completes the Second Expansion Area as reasonably determined by Landlord’s architect (the “Second Expansion Date”), monthly Base Rent due under the Lease shall be payable in accordance with the following schedule:

Year of Term	Base Rent/Mo.
Second Expansion Date - 12/31/06	$161,073
Year 1	$161,073
Year 2	$165,905
Year 3	$170,882
Year 4	$176,009
Year 5	$181,289
Year 6	$186,728
Year 7	$192,330
Year 8	$198,099
Year 9	$202,042
Year 10	$210,164
     The anticipated Second Expansion Date is September 1, 2006. If the Second Expansion Date does not occur on the first day of a calendar month, Tenant shall pay Base Rent for the fractional month in which the Second Expansion Date occurs.
     5. Vehicle Parking Spaces. Tenant shall be entitled to the exclusive use of all vehicle parking spaces located on the Premises provided, however, that during any period Landlord controls the Leaseback Space (defined in paragraph 7 below) or any portion thereof, Landlord shall be entitled to the use of a pro-rata share of vehicle parking spaces based upon the number of square feet of the Leaseback Space controlled by Landlord in relation to the total number of square feet of space in the Building.
     6. Security Deposit. No addition to the Security Deposit is required of Tenant by Landlord because of this Second Amendment.
     7. Leaseback of Space. In consideration of Tenant’s agreement to lease the Second Expansion Area, Landlord agrees to lease back from Tenant the areas depicted on Exhibit “B” attached hereto labeled “Green” consisting of (i) the second floor of Expansion Area 2 consisting of approximately 2,439 square feet of floor area, (ii) a portion of the second floor of Expansion Area 4 consisting of approximately 3,436 square feet of floor area in the south east corner thereof, and (iii) a portion of the first floor of Expansion Area 4 consisting of approximately 3,527 square feet of floor area in the south east corner thereof (collectively, the “Leaseback Space”). So long as Tenant is not in default under the Lease, Tenant shall receive, as Tenant’s sole compensation for the Leaseback Space, a credit against monthly Base Rent due under the Lease in accordance with the following schedule:

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Year of Term	Monthly Base Rent Credit
Second Expansion Date - 12/31/06	$7,495
Year 1	$7,495
Year 2	$7,720
Year 3	$7,952
Year 4	$8,190
Year 5	$8,436
Year 6	$8,689
Year 7	$8,950
Year 8	$9,218
Year 9	$9,495
Year 10	$9,780
     Landlord, its principals, affiliates, and assignees, may use the first floor of Expansion Area 4 for storage (including recreational vehicle) purposes and the second floor of Expansion Areas 2 and 4 for storage and campaign office uses. Landlord, its principals, affiliates, and assignees, may use the second floor of Expansion Areas 2 and 4 for uses other than storage or campaign office uses with the prior written consent of Tenant, which consent shall not be unreasonably conditioned, withheld or delayed. Tenant shall have the right to terminate Landlord’s leaseback of all or any portion of the Leaseback Space at anytime during the Term of the Lease, including extensions or renewals thereof, upon ninety (90) days advance written notice by Tenant to Landlord. Landlord shall vacate that portion of the Leaseback Space, which is recaptured by Tenant, within ninety (90) days following Landlord’s receipt of Tenant’s notice of recapture and on the date. Landlord vacates the Leaseback Space (or portion thereof) recaptured by Tenant, the Monthly Base Rent Credit shall cease as to the recaptured space on a pro rata basis.
     8. Tenant Certification. By execution of this Second Amendment, Tenant hereby certifies that as of the date hereof, and to the best of Tenant’s knowledge, that Landlord is not in default of the performance of its obligations pursuant to the Lease, and Tenant has no claim, defense, or offset with respect to the Lease.
     9. Confirmation. Except, as and to the extent modified by this Second Amendment to Lease all provisions of the Lease shall remain in full force and effect.

LANDLORD		TENANT

GREENE PROPERTIES, INC., a California corporation		DIRECTED ELECTRONICS, INC., a California corporation

By:	/s/ Darrell E. Issa	By:	/s/ James E. Minarik

Name:	Darrell E. Issa	Name:	James E. Minarik
Title:	President	Title:	President and Chief Executive Officer

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